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        Cover Letter to the Offer to Purchase and Letter of Transmittal

                     BNY/IVY MULTI-STRATEGY HEDGE FUND LLC

  IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS AT THIS
                      TIME, PLEASE DISREGARD THIS NOTICE.

         THIS IS SOLELY A NOTIFICATION OF THE COMPANY'S TENDER OFFER.

May 2, 2006

Dear BNY/Ivy Multi-Strategy Hedge Fund LLC Member:

       We are writing to inform you of important dates relating to a tender offer by BNY/Ivy Multi-Strategy Hedge Fund LLC (the "Company"). If you are not interested in tendering your limited liability company interests in the Company ("Interest" or "Interests," as the context requires) at this time, please disregard this notice and take no action.

       The tender offer period will begin on May 2, 2006 and will end at 12:00 midnight, eastern time, on May 30, 2006. The purpose of the tender offer is to provide liquidity to members that hold Interests. Interests may be presented to the Company for purchase only by tendering them during one of the Company's announced tender offers.

       Should you wish to tender your Interest or a portion of your Interest for purchase by the Company during this tender offer period, please complete and return the enclosed Letter of Transmittal in the enclosed postage-paid envelope or by fax so that it arrives no later than May 30, 2006. If you do not wish to tender your Interests, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO TENDER ANY PORTION OF YOUR INTEREST AT THIS TIME.

       All tenders of Interests must be received by the Company's Transfer Agent, The Bank of New York, either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by May 30, 2006.

       If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your Account Executive or Global Fund Services at our Transfer Agent at (877) 470-9122.

Sincerely,

/s/ Steven Pisarkiewicz
Steven Pisarkiewicz
President
BNY/Ivy Multi-Strategy Hedge Fund LLC